As filed with the Securities and Exchange Commission on July 17, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XPRESSPA GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-4988129
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

254 West 31st Street, 11th Floor

New York, New York 10001

(212) 309-7549

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

XPRESSPA GROUP, INC. 2012 EMPLOYEE, DIRECTOR AND CONSULTANT EQUITY INCENTIVE PLAN, AS AMENDED

(Full title of the plan)

Douglas Satzman

Chief Executive Officer

254 West 31st Street, 11th Floor

New York, New York 10001

(212) 309-7549

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Kenneth R. Koch, Esq.

Jeffrey P. Schultz, Esq.

Daniel A. Bagliebter, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Chrysler Center

666 Third Avenue

New York, NY 10013

(212) 935-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.01 par value per share	721,666	$3.4976	$2,524,099	$327.63

(1)	The number of shares of common stock, par value $0.01 per share (“Common Stock”), stated above consists of 721,666 additional shares of Common Stock not previously registered which may hereafter be issued under the XpresSpa Group, Inc. 2012 Employee, Director and Consultant Equity Incentive Plan (the “2012 Plan”) pursuant to an amendment to the 2012 Plan adopted by the Company’s stockholders on October 2, 2019. The maximum number of shares which may be sold under the 2012 Plan is subject to adjustment in accordance with certain anti-dilution and other provisions of the 2012 Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions. All Common Stock figures appear in this Registration Statement have been adjusted to reflect a 1-for-3 reverse stock split of our outstanding Common Stock that became effective on June 11, 2020.

(2)	This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act as follows: in the case of shares of Common Stock to be issued in connection with equity awards that have not yet been granted or shares of Common Stock that have not yet been issued, the fee is calculated on the basis of the average of the high and low sale prices per share of the Common Stock on The Nasdaq Capital Market ($3.4976) as of a date within five business days prior to filing this Registration Statement (July 13, 2020).

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers additional shares of Common Stock under the 2012 Plan pursuant to an amendment to the 2012 Plan adopted by the Company’s stockholders on October 2, 2019. The additional shares of Common Stock are of the same class as other securities for which the registration statements filed on Form S-8 on July 26, 2012 (SEC File No. 333-182853) and March 17, 2016 (SEC File No. 333-210257) of the Registrant are effective. The information contained in the Registrant’s registration statements on Form S-8 (SEC File No. 333-182853) and (SEC File No. 333-210257) are hereby incorporated by reference pursuant to General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed on April 20, 2020) (File No. 001-34785).

3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 10, 2020) (File No. 001-34785).

3.3	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K filed on April 1, 2019) (File No. 001-34785).

5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

23.1*	Consent of CohnReznick LLP.

23.2*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

99.1*	XpresSpa Group, Inc. 2012 Employee, Director and Consultant Equity Incentive Plan, as amended.

*	filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on July 17, 2020.

XPRESSPA GROUP, INC.

By:	/s/ Douglas Satzman
Name: Douglas Satzman
Title: Chief Executive Officer
(Principal Executive Officer)

SIGNATURES AND POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Douglas Satzman his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution in him, for him/her and in his/her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of XpresSpa Group, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that the attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Douglas Satzman	Chief Executive Officer and Director	July 17, 2020
Douglas Satzman	(principal executive officer, principal financial officer and principal accounting officer)

/s/ Bruce T. Bernstein	Director	July 17, 2020
Bruce T. Bernstein

/s/ Robert Weinstein	Director	July 17, 2020
Robert Weinstein

/s/ Michael Lebowitz	Director	July 17, 2020
Michael Lebowitz

/s/ Donald E. Stout	Director	July 17, 2020
Donald E. Stout